Exhibit 10.8

SUBLEASE

Effective as of June 8, 2021 (the “Effective Date”), NATIONAL MEDICAL CARE, INC., a Delaware corporation, (“Sublandlord”), and RAPID MICRO BIOSYSTEMS, INC., a Delaware corporation (“Subtenant”), hereby agree as follows:

1.            Overlease. As used herein, the term “Overlease” shall mean that certain Lease, dated as of June 21, 2019, by and between DUFFY HARTWELL LLC., a Massachusetts limited liability company, as Landlord thereunder (“Overlandlord”), and Sublandlord, as Tenant thereunder, pursuant to which Sublandlord leases certain real property consisting of approximately 33,339 rentable square feet at 25 Hartwell Avenue, Lexington, Massachusetts shown on Exhibit D (the “Premises”). A true, correct and complete copy of the Overlease is attached as Exhibit F. Capitalized terms not defined herein shall have the meaning ascribed to them in the Overlease.

2.            Sublease. Sublandlord hereby subleases to Subtenant the entire Premises, subject to the terms and conditions hereof. This Sublease is a sublease under the Overlease and is subject to all of the terms and provisions thereof; provided, however, that if any provisions of this Sublease conflict with the provisions of the Overlease, the provisions of this Sublease shall govern. This Sublease shall be deemed to contain all of the same covenants, agreements, conditions, terms and provisions as contained in the Overlease, mutatis mutandis (the necessary changes being made to reflect the fact that Sublandlord is the Landlord and Subtenant is the Tenant) except to the extent otherwise provided herein and except that the following provisions of the Overlease shall not apply hereto:

•	Section 1.2 (To the extent inconsistent herewith).

•	Section 2.2.1 (Second sentence only).

•	Section 2.3.

•	Section 2.4.

•	Section 3.2.

•	Sections 6.1 and 6.2.

•	Section 9.2.5.

•	Section 13.5.

•	Section 13.24.

•	Section 13.39.

•	Section 13.40.

•	Exhibit A-1.

•	Exhibit A-2.

•	Exhibit C.

•	Exhibit E.

3.            Obligations of Parties. From and after the Commencement Date, Subtenant hereby agrees to perform all of the obligations applicable to the Premises imposed on Sublandlord as Tenant under the Overlease, subject to Sections 5 and 6 hereof, and except as expressly provided for herein. From and after the Commencement Date, Sublandlord shall have no obligations or liabilities under this Sublease except as provided in the following sentence and in the following Sections of this Sublease. Sublandlord hereby agrees:

(a)	to timely pay all rent and other charges due to the Overlandlord under the Overlease;

(b)	to use due diligence and reasonable efforts to cause the Overlandlord to perform the obligations imposed upon the Overlandlord under the Overlease which are applicable to this Sublease to Subtenant’s reasonable satisfaction. If any breach or default of Overlandlord under the Overlease has not been resolved after the expiration of thirty (30) days after notice, then provided that Subtenant is not in default under this Sublease, upon the request of Subtenant Sublandlord, at Subtenant’s expense, shall take such action, including legal action, as Sublandlord shall reasonably determine upon to enforce Overlandlord’s obligations The foregoing notwithstanding, if any breach of the Overlease shall entitle Sublandlord to assert claims for an abatement of rent for constructive eviction or otherwise, then such abatement shall accrue in favor of Subtenant provided that there shall be no abatement of rent hereunder except to the extent Sublandlord shall receive a corresponding abatement under the Overlease. If Sublandlord shall be entitled to an abatement rent or other claims arising from fire or other casualty, then Subtenant shall have the same claims;

(c)	not to (i) surrender or terminate the Overlease prior to its scheduled expiration date without the consent of Subtenant as long as this Sublease is in effect, or (ii) amend or modify the Overlease, the result of which would materially and adversely affect Subtenant’s rights or obligations under this Sublease or the Premises;

(d)	to comply with all the terms and provisions of the Overlease, except to the extent Subtenant has assumed the same;

(e)	to, promptly following receipt thereof, deliver to Subtenant a copy of any and all notices received by Sublandlord from Master Landlord which would have any material effect upon the Premises or this Sublease; and

(f)	to pay Overlandlord any administrative fees or other expenses required to be paid to, or for Overlandlord in connection with the submission of this Sublease for Overlandlord’s consent.

This Sublease is subject and subordinate to the Overlease and shall terminate upon the expiration or earlier termination of the Overlease.

The liability insurance maintained by Subtenant pursuant to Section 9.2.1 of the Overlease shall name Sublandlord, Overlandlord and any other parties required by such Section as additional insureds.

For the purpose of Section 13.22 of the Overlease (Non-Subrogation), references to “Landlord”, “Tenant”, “each party” and the like shall be deemed to mean Overlandlord, Sublandlord and Subtenant, or each of them, as appropriate.

4.            Term; Delivery of Premises. The term of this Sublease (“Sublease Term”) shall begin on August 1, 2021 (the “Commencement Date”) and shall expire on June 30, 2029; provided that in no event shall such Commencement Date occur unless and until the Overlandlord’s Consent has been obtained. The Premises shall be delivered in its current as-is condition and in otherwise good working order and condition including, but not limited to all HVAC and other mechanical systems, lighting, fans, plumbing, electrical fixtures and restrooms. After receipt of Overlandlord’s Consent, Subtenant may, at no charge to Subtenant, provided Subtenant shall have first provided a certificate of the insurance required of it hereunder, enter the Premises for the purpose of preparing the same for its occupancy from and after the Effective Date, including performing its tenant improvements and installing necessary furniture, fixtures and equipment. Notwithstanding anything in this sublease or the Overlease to the contrary, in no event shall Subtenant have any obligation to replace the HVAC unit(s) existing in the Premises as it is Overlandlord’s obligation to make all necessary repairs and replacements thereto. Subtenant shall pay for any such repairs or replacements charged to the Sublandlord according to the Overlease.

5.            Fixed Rent. Beginning four (4) months after the Commencement Date (the “Rent Commencement Date”), Subtenant shall pay to Sublandlord Fixed Rent as set forth in Exhibit A hereto (in lieu of the Fixed Rent set forth in the Overlease), payable in advance on or before the first of each month.

6.            Additional Rent. Beginning on the Commencement Date, Subtenant shall pay the Additional Rent for Taxes and Operating Expenses in accordance with, and subject to Article 8 of the Overlease. Subtenant shall be entitled to receive any reduction or refund of any Taxes allocable to the Sublease Term obtained by Landlord and received by Tenant pursuant to Section 8.1.8 of the Overlease.

7.            Security Deposit1. As security for Subtenant’s faithful performance of its obligations hereunder, Subtenant shall deliver to Sublandlord, upon the execution of this Sublease by Subtenant, a clean, irrevocable letter of credit in the face amount of $184,000, issued to Sublandlord as the sole beneficiary, substantially in the form of Exhibit C hereto (the “Letter of Credit”). The Letter of Credit shall have a stated duration of and shall be effective for at least one (1) year with provision for automatic successive annual one-year extensions during the Term and for sixty (60) days thereafter. Subtenant shall keep the Letter of Credit in force throughout the Term and for sixty (60) days after the expiration date or the earlier termination of the Term. Subtenant shall deliver to Sublandlord a renewal Letter of Credit no later than thirty (30) days prior to the expiration date of any Letter of Credit issued under this Section 7, and, if Subtenant fails to do so, Sublandlord may draw the entire amount of the expiring Letter of Credit and hold the proceeds in cash as the Security Deposit, as hereinafter provided, but in that event, Subtenant shall, upon demand, provide Sublandlord with a new Letter of Credit, meeting the requirements of this Sublease as a security deposit, in lieu of such cash, and upon receipt of such replacement Letter of Credit, Sublandlord shall promptly return such cash security deposit to Subtenant. The Letter of Credit shall be issued by a commercial bank reasonably satisfactory to and approved by Sublandlord.

1 Under review by issuing bank.

If Subtenant fails to pay Fixed Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Sublease beyond any applicable notice and cure periods, Sublandlord may (but shall have no obligation to) use all or any portion of the Letter of Credit for the payment of any monthly installment of Fixed Rent or other charge due hereunder, to pay any other sum to which Sublandlord may become obligated by reason of Subtenant’s default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Letter of Credit, Subtenant shall within ten (10) business days after written demand therefor, restore the Letter of Credit to the initial face amount thereof. Provided Subtenant is not otherwise in default under the terms of this Sublease, beyond any applicable notice and cure periods, the Letter of Credit, or so much thereof as shall not then have been applied by Sublandlord, shall be returned without payment of interest or other amount for its use, to Subtenant (or, at Sublandlord’s option, to the last assignee, if any, of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the Sublease Term, and after Subtenant has vacated and surrendered the Premises as required hereunder. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Letter of Credit. Subtenant acknowledges that the Letter of Credit is not an advance payment of any kind or a measure of or limit on Sublandlord’s damages in the event of Subtenant’s default. Any application of the Letter of Credit by Sublandlord shall be without prejudice to any other right or remedy provided under this Sublease or pursuant to applicable law. The holder of a mortgage shall not be responsible to Subtenant for the return or application of any the Letter of Credit, whether or not it succeeds to the position of Sublandlord hereunder, unless the Letter of Credit shall have been received in hand by such holder.

8.            Improvements. Except to the extent permitted under the Overlease without the consent of Overlandlord, Subtenant shall obtain the consent of Overlandlord to any improvements or alterations Subtenant shall desire to make in the Premises. If the consent of Overlandlord is required with respect to such improvements or alterations, the consent of Sublandord shall also be required; provided that Sublandlord agrees that it will not unreasonably withhold, condition or delay its consent to any alterations or improvements consented to by Overlandlord. Notwithstanding the foregoing, Sublandlord hereby consent to the proposed alterations set forth on Exhibit E (“Subtenant’s Proposed Alterations”) and the Overlandlord Consent shall provide Overlandlord’s consent to such Subtenant’s Proposed Alterations. Subtenant shall not be required to remove any such alterations or improvements at the expiration or earlier termination of the Sublease Term unless Sublandlord or Overlandlord provides Subtenant with written notice of such removal requirement at the time it provides consent to such alterations or improvements or, in the case of Subtenant’s Proposed Alterations, such removal requirement is specified in Exhibit E or in the Overlandlord’s Consent. Subtenant’s Proposed Alterations shall be otherwise subject to all requirements of the Lease, including Section 4.2 thereof.

9.            Notice. All notices or communications authorized or required hereunder and rent payment shall be given or sent to Sublandlord at Fresenius Medical Care, 920 Winter Street, Waltham, MA 02451 (in the case of rent, to the attention of accounts payable) and to Subtenant at Rapid Micro Biosystems, Inc., Attn: Sean Wirtjes, Chief Financial Officer, 1001 Pawtucket Boulevard, Lowell MA 01854, by certified or registered mail, return receipt requested, or by a national overnight delivery service which maintains delivery records. Either party may by written notice to the other designate another address of such party for the purposes of this section. Sublandlord shall promptly give Sublessee a copy of any notice of default, termination or otherwise affecting the existence or validity of the Sublease or relating to any casualty or taking, given by Sublandlord or Overlandlord to the other.

10.          Broker. Subtenant represents and warrants to Sublandlord that it has not directly or indirectly dealt with any broker or agent with respect to the Premises other than CRESA, the “Broker” for purposes of this Sublease.

11.          Assignment and Subletting. Notwithstanding any term or provision of the Overlease to the contrary, Subtenant shall not assign this Sublease, sublet all or any part of the Premises, encumber this Sublease or allow any third party to use any portion of the Premises without Overlandlord’s consent and Sublandlord’s consent, which shall not be unreasonably withheld, conditioned or delayed by Sublandlord.

12.          Consent. Whenever any provision of the Overlease requires Overlandlord’s consent, the consent of both Overlandlord and Sublandlord shall be required.

13.          Overlandlord Termination Right. Sublandlord shall not exercise its termination option under Section 13.39 of the Overlease while this Sublease shall be in effect.

14.          Subtenant Termination Option. Provided that there exists no default of Subtenant under Section 12.1 of the Overlease beyond applicable notice and cure periods, at the time Subtenant shall give the termination notice referred to herein, Subtenant shall have the right to terminate this Sublease as of July 31, 2026 (the “Termination Date”), by giving notice to Sublandlord of exercise of such termination right on or before the day which is one (1) year prior to the Termination Date, and, if such notice is given, on the Termination Date this Sublease shall expire just as if such date were the date originally set for expiration of the Sublease Term; provided that Subtenant shall pay Sublandlord the Early Termination Fee within thirty (30) days after the Termination Date. The “Early Termination Fee” shall be the sum of (a) $375,063.75 which represents six (6) months’ of the then Base Rent, and (b) $281,175.96 which represents the unamortized portion, as of the Termination Date, of Sublandlord’s brokerage expenses and an amount equal to the monthly Fixed Rent from the Commencement Date to the Rent Commencement Date had Fixed Rent been payable during such period, amortized over the term of this Sublease on a level payment direct reduction basis, with interest at six percent (6%) per annum, over the period beginning on Rent Commencement Date.

15.            Furniture and Equipment. During the Sublease Term, Subtenant shall have the right to use the furniture and equipment listed in Exhibit B attached hereto (the “FF&E”). Prior to the Commencement Date, Sublandlord shall remove all of its other property from the Premises. Subtenant shall pay as additional rent for the FF&E $6,250 per month on the first day of each month during the Sublease Term. Subtenant shall maintain the FF&E in reasonably good condition, subject to reasonable wear and tear, fire and casualty damage, and provided Subtenant does not exercise the Subtenant Termination Option herein, shall purchase FF&E at the end of the Sublease Term for $1.00 and shall thereafter be responsible for the removal and disposal of the FF&E at Subtenant’s sole cost and expense, as well as any damage related to such removal, as required in the Overlease. Subtenant, at its expense, shall maintain full replacement cost all risk insurance on the FF&E naming Sublandlord as loss payee.

16.          Exterior Storage. Subject to Overlandlord’s and Sublandlord’s consents and approvals, which shall not be unreasonably withheld, conditioned or delayed, Subtenant may install an exterior storage facility and/or emergency generator, provided such facility complies with all applicable legal requirements.2

17.          Consent; Non-disturbance. This Sublease is subject to Sublandlord obtaining Overlandlord’s consent hereto, which consent Sublandlord will request promptly upon the execution hereof and shall be in form and substance reasonably acceptable to Subtenant (the “Overlandlord Consent”). The Overlandlord Consent shall (a) expressly permit the use set forth in Section 18 below, and (b) provide Overlandlord’s consent to the Subtenant’s Proposed Alterations. Sublandlord has obtained from the current mortgagee of the Premises a Subordination, Non-Disturbance and Attornment Agreement, in favor of Subtenant, a copy of which has been provided to Subtenant. The parties shall cooperate reasonably in connection with the application for Overlandlord’s Consent and furnish such available documents and information (including, without limitation, information regarding Subtenant’s Proposed Alterations) as Overlandlord may reasonably require for such purpose. If the Overlandlord’s Consent is not issued within thirty (30) days after the Effective Date, then either party may elect to cancel this Sublease by giving notice of such cancellation to the other after the end of such thirty (30) day period. If either party shall give its cancellation notice, this Sublease shall be cancelled, any advance rent and security previously paid shall be refunded, and neither party shall have any other or further claims arising under this Sublease.

18.          Permitted Use. Notwithstanding anything in the Overlease or this Sublease to the contrary, the Permitted Use under this Sublease shall be general office and administrative uses, light manufacturing3 and all uses permitted by applicable zoning laws and uses ancillary thereto.

19.          Entire Agreement/Modification. This Sublease, including the Exhibits, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Sublease, and no prior agreements or understanding or letter or proposal pertaining to any such matters shall be effective for any purpose. This Sublease may only be modified by a writing signed by Sublandlord and Subtenant. No provisions of this Sublease may be amended or added to, whether by conduct, oral or written communication, or otherwise, except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

20.          Interpretation. The title and paragraph headings are not a part of this Sublease and shall have no effect upon the construction or interpretation of any part of this Sublease. Unless stated otherwise, references to paragraphs and subparagraphs are to those in this Sublease. This Sublease shall be strictly construed neither against Sublandlord nor Subtenant.

2 To be added to proposed alterations exhibit.

3 Expanded Permitted Use to be approved in Consent.

Witness the execution hereof under seal as of the date first above written.

SUBLANDLORD

NATIONAL MEDICAL CARE, INC., a Delaware corporation

By /s/[Karen Gledhill]

Its SVP General Counsel

SUBTENANT:

RAPID MICRO BIOSYSTEMS, INC., a Delaware

By /s/[Sean Wirtjes]

Its Chief Financial Officer

Exhibit A

Schedule of Rent

Exhibit B

Furniture and Equipment

Exhibit C

Letter of Credit

Exhibit D

Premises

Exhibit E

Proposed Alterations

Exhibit F

Overlease